Exhibit 10.12

ASSET PURCHASE AGREEMENT

AGREEMENT (the "Agreement") made as of this 15th day of May, 2008 by and among, BPA ASSOCIATES LLC, a Massachusettes Limited Liability Company having an address at 208 Common Street, Watertown, Massachusettes 02172 ("Seller") and a SAHARA MEDIA INC., a Delaware Corporation, having an address at 75 Franklin Street, 2nd Floor, New York, New York 10013 ("Purchaser").

WHEREAS, Seller desires to sell and Purchaser desires to buy a database consisting of a subscription base list of approximately 3,660,000 subscribers in connection with its media related business (the "Business") on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter contained, Purchaser and Seller, each intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of the Assets. Subject to the terms and conditions contained herein, upon execution hereof, Seller agrees to sell and transfer to Purchaser and Purchaser agrees to purchase from Seller:

(a) all of Seller's right, title and interest in and a database consisting of a subscriber list of approximately 3.66 million members and or potential subscribers (the "Database").

(b) all of Seller's right; title and interest in the goodwill associated with the Database (the "Goodwill");

(c) The Database and Goodwill associated with it are hereinafter collectively referred to as the "Assets".

2.            Purchase Price and Allocation.

In consideration for the sale, assignment, transfer and delivery as well as the pledging of the Assets as collateral for Purchaser's bridge financing, Purchaser shall pay to Seller's order, in certified funds, cashies check or money order, the aggregate amount of Eight Hundred Twenty Five Thousand Dollars ($825,000) and One Million Four Hundred Thousand (1,425,000) founder shares at .00001 par value, of which 350,000 shall include piggy back registration rights (the "Purchase Price"). The Purchase Price shall be payable as follows:
$50,000 upon achieving Bridge Financing which shall occur on or before July 1, 2008;

$775,000 and 1.425 Million founder shares, of which 350,000 shall include piggy back registration rights, upon closing which shall occur on August 15, 2008.

3.            Closing. The Closing shall occur at the office of Purchaser's counsel on August 15, 2008 or at a certain date, time and or other location mutually agreed to by the parties.

3.1          Purchaser has inspected the Database and agrees that the Database is a valid asset with value that Purchaser desires to acquire.

4.            Intentionally Omitted.

5.            Seller's Representations and Warranties. Seller hereby represents and warrants to Purchaser as follows:

(a) Seller is an entity duly organized, validly existing and in good standing under the laws of the State of Massachusetts.

(b) Seller has full corporate power and authority to execute, deliver and perform this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement by Seller have been validly authorized by corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

(c) That neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement will conflict with or result in a breach of any of the terms, conditions or proAsions of any contract or other instrument to which Seller is a party or by which' Seller may be bound or constitutes a default thereunder.

(d) This Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against it in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement. Neither the execution nor delivery of this Agreement will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (a) any provision of the organizational documents of the Seller, or (b) any resolution adopted by the board of directors or the stockholders of the Seller;

(ii) contravene, conflict with, or result in a violation of, or give any person the right to challenge this Agreement or to exercise any remedy or obtain any relief under, any legal requirement or any order to which either the Seller or any of the Assets may be subject.

(e) Seller is the sole and unconditional owner of, and has good marketable title to the Assets, and Purchaser is receiving good, marketable and legal title to the Assets free and clear of any and all liens, security interests or encumbrances. This Agreement, and the instruments of transfer to be executed and delivered pursuant thereto, will effectively vest in Purchaser such title to the Assets free and clear of all encumbrances.

(f) To the best of Seller's knowledge, there are no litigations, proceedings, investigations, suits, judgments, claims or violations pending or threatened against the Assets, or the Seller which may, in any manner, prevent, curtail or restrict Seller from completing the transactions contemplated by this Agreement and Seller is not aware of any facts or circumstances which could result in any material adverse change in the financial condition, business, operations or prospects of the Business, the Assets or the Seller.

(g) To the best of Seller's knowledge, Seller has complied with all laws, ordinances, regulations, orders or other legal requirements in its ownership of the Assets, the noncompliance of which could have a material adverse effect on the value of the Assets.

(h) To the best of Seller's knowledge, Seller is not aware of any material fact or circumstance related to these Assets which on the basis of good faith has not been disclosed in writing and might if so disclosed be reasonably expected to affect the decision of an intending purchaser of these Assets. The representations and warranties herein do not knowingly contain any untrue statement of fact or omit to state facts necessary to make such representations and warranties, in light of the circumstances under which they have been made, not misleading, and Seller has not knowingly withheld knowledge of any fact or event that has occurred or is about to occur which has had or will have an adverse effect on these Assets.

(i) Intentionally Omitted.

(j) Seller represents that, to the best of its knowledge, the Business is being operated in accordance with all laws, ordinances and rules affecting said Business, and there are no present litigations against the Seller affecting the operation of the Business.

(k) Seller represents that it is not in default with respect to any order or decree of any court or governmental agency.

(1) Seller represents and acknowledges that Purchaser is not assuming any liability or obligation of any nature of the Seller whether absolute, accrued, contingent or otherwise, and whether due or to become due, and Purchaser shall not be subject to any such liabilities or obligations except as otherwise expressly set forth herein.

(m) Seller has entered into no collective bargaining agreement with any union representing its employees in connection with the Business.

(n) Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transaction contemplated by this Agreement.

6.            Purchaser's Representations and Warranties.Purchaser hereby represents and warrants to Seller as follows:

(a) Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business in the States of Delaware and New York.

(b) Purchaser has full corporate power and authority to execute, deliver and perform this Agreement in accOrdance with its terms. The execution, delivery and performance of this Agreement by Purchaser have been validly authorized by all corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

(c) Neither the execution nor delivery of this Agreement nor compliance with the terms and provisions of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any contract or other instrument to which Purchaser is a party or by which Purchaser may be bound or constitutes a default thereunder.

(d) This Agreement constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Purchaser has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. Neither the execution nor delivery of this Agreement will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (a) any provision of the organizational documents of  the Company, or (b) any resolution adopted by the board of directors or the stockholders of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any person the right to challenge this Agreement or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Purchaser may be subject.

(e) Purchaser has not worked with any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transaction contemplated by this Agreement.

7.            Survival of Representations and Warranties and Confidentiality. All of the representations and warranties made by Seller and Purchaser, respectively, in this Agreement shall be continuing and shall survive this Agreement for a period of one (1) year from the Closing Date. Up until the Closing Date, each of the Parties hereto shall keep the terms of this Agreement confidential and shall not disclose it either directly or indirectly to a third party, other than their employees and advisors on a need to know basis, including Seller's employees.

8.            Delivery by Seller. Upon closing of this sale, Seller shall deliver to Purchaser a Bill of Sale, Assignment and Transfer of Assets in the form and substance of a computerized information database together with such other instruments as may be necessary and proper to effectuate the conveyance of the Assets contemplated by this Agreement;

9.            Delivery by Purchaser.At Closing, Purchaser shall deliver to Seller a certified, bank cashier's check or money order in the amount of $775,000 and 1.425 Million founder shares at .00001 par value, of which 350,000 shall include piggy back registration rights, as more fully described below.

9a.          Seller shall have piggy-back registration rights with respect to the Shares subject to the following conditions: If the Company participates (whether voluntarily or by reason of an obligation to a third paAy) in the registration of any shares of the Company's common stock (except in connection with an offering on Form S-8 or other inappropriate form), the Company shall give written notice thereof to the Investor and the Investor shall have the right, exercisable within ten (10) business days after receipt of such notice, to request inclusion of all or a portion of the Shares in such registration statement (the "Registration Statement").If the Investor exercises such election, the Company shall use reasonable efforts to include the Shares so designated in the Registration Statement at no cost or expense to the Investor (other than any commissions, if any, relating to the sale of the Shares), subject to,registration limitations (or guidelines) imposed by the Securities and Exchange Commission pursuant to Rule 415 of the Securities Act. The Investor's rights under this Section shall expire at such time as the Investor can sell all of the Investor's remaining Shares under Rule 144 under the Securities Act without volume or other restrictions or limit.

10.          Sales Tax. Sales tax is due on the sale of certain tangible assets and such tax shall be paid at Closing by Purchaser. At Closing, Seller's attorney shall prepare and submit the required tax forms and checks to the appropriate State's tax agency and simultaneously provide Purchaser's attorney with a copy of all that was mailed in that regard.

11.          Hold Harmless. The parties hereby agree that Seller shall be solely responsible for all claims, liabilities and expenses of any kind or nature arising prior to July 10, 2008, which shall arise out of, or in connection with, the ownership of the above Database and Seller agrees to indemnify, defend and hold Purchaser harmless from and against any such claims, including reasonable attorney's fees and disbursements.

12.          Except as provided herein, it is understood and specifically agreed that Purchaser is not assuming any of Seller's liabilities, including but not limited to acts of omission or commissions alleged to have been committed by Seller prior to the Closing. Seller hereby agrees to indemnify and hold Purchaser harmless against any and all such claims asserted against the Business and/or the Assets and/or Purchaser, or resulting from breach of any representation or warranty of Seller, including all costs of defense and reasonable attorney's fees and expenses.
13.          Indemnification. Each of Purchaser and Seller shall indemnify and hold each other harmless from and against all liabilities, losses, claims, costs and damages, including expenses and reasonable attorneys fees arising out of, from, or based upon a breach by either party of any warranty or any inaccuracy of any representation contained in this Agreement.

14.          Expenses. Purchaser and Seller each bear their own costs and expenses incurred in connection with the negetiation, execution and performance of this Agreement.

15           Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as duly given on (a) the date of delivery, if delivered in person or if sent by telecopier with a confirming sheet, or (b) two days after mailing, if sent by Federal Express or other similar overnight delivery service, or (c) three days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, to the party entitled to receive the same, at the address provided in this Section. Any party hereto may change its address by giving notice to the other stating its new address, all in the manner provided herein. Such newly designated address shall thereafter be such party's address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

16.          Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17.          Assignment. No party hereto may assign its rights under this Agreement in whole or in part without the prior written consent of the other party. Any impermissible assignment of this Agreement without such required prior written consent shall be deemed void ab initio.

18.          Action. This Agreement, the legal relations between the parties and any action ("Action"), whether contractual or non contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the Federal and State courts of the State of New York located in The City of New York for the purpose of any Action arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above named courts may be removed to any other court, should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above named courts whether on the grounds of forum non conveniens or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by law of the State of New York; (ii) agrees that service of process made in accordance with Paragraph 15 herein (including, without limitation, service made by registered or certified 'Mail, return receipt requested, at its address specified pursuant to the Section for Notices above) is reasonably calculated to give actual notice of any such action; and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with the terms of this Agreement does not constitute good and sufficient service of process.

19.          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, or by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.          No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver to deprive that party of the right to thereafter insist upon strict adherence to that te or any other term of this Agreement. Any waiver of any term of this Agreement by any party must be in writing.

21.          Intentionally Omitted

22.          Severability. If any provision of this Agreement is deemed invalid or unenforceable, the balance of this Agreement shall remain in effect. The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision in this Agreement in any jurisdiction.

23.          Headings. The headings used in this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

24.          Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

25.          Entire Agreement. This Agreement, including the Exhibits and all documents required to be delivered thereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior negotiations, understandings, discussions, agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto whether written or oral. This Agreement may not be changed or terminated orally.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above' written.

BPA ASSOCIATES LLC.

By:
Bertha Anderson, Member

SAHARA MEDIA INC.

By:
Philmore Anderson IV, Principal

EXHIBIT A

BILL OF SALE, ASSIGNMENT AND TRANSFER OF ASSETS

ASSIGNMENT, dated July 10, 2008 by BPA ASSOCIATES LLC, a Massachusetts Limited Liability Company ("Seller") and SAHARA MEDIA INC.. a Delaware corporation ("Purchaser").

WITNESSETH

WHEREAS, on May 15, 2008, Purchaser entered into an Asset Purchase Agreement with Seller (the "Agreement") pursuant to which Purchaser agreed to purchase from Seller and Seller agreed to sell, transfer, convey and deliver to Purchaser certain Assets, as defined in the Agreement.

NOW, THEREFORE, Seller, pursuant to the Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, hereby transfers, assigns, conveys and delivers to Purchaser and Purchaser hereby receives, accepts and acquires from Seller all of the Assets, as defined in the Agreement.

TO HAVE AND TO HOLD, all of the Assets hereby transferred, assigned, conveyed and delivered unto Purchaser, its successors and assigns, to its and their own use and behalf, forever.

SELLER hereby warrants that it has good and marketable title and is the true and lawful owner of the Assets and has the power, right and lawful authority to dispose of the Assets in the manner aforesaid.

THIS Assignment shall inure to the benefit of Purchaser, its successors and assigns and shall be binding upon Seller, its successors and assigns.

IN WITNESS WHEREOF, Seller has executed this instrument on the date hereof.

BPA ASSOCIATES LLC

By: Bertha Anderson, Member